                                                                   EXHIBIT 10.47

                                                                  EXECUTION COPY

________________________________________________________________________________


                                LOAN AGREEMENT


                                    between

                           HAWKER PACIFIC AEROSPACE
                                As the Company


                                      and


                             LUFTHANSA TECHNIK AG
                                   As Lender



                           DATED SEPTEMBER 20, 2000

________________________________________________________________________________

                               TABLE OF CONTENTS

 1.  Definitions......................................  1
 --  -----------
 2.  Loan, Availability, Payments and Loan Documents..  1
 --  -----------------------------------------------
 3.  Warrant..........................................  1
 --  -------
 4.  Representations and Warranties of the Company....  1
 --  ---------------------------------------------
 5.  Covenants........................................  1
 --  ---------
 6.  Conditions Precedent.............................  1
 --  --------------------
 7.  Events of Default................................  1
 --  -----------------
 8.  Subordination....................................  1
 --  -------------
 9.  Arbitration......................................  1
 --  -----------
10.  Notices..........................................  1
---  -------
11.  Indemnification..................................  1
---  ---------------
12.  Miscellaneous....................................  1
---  -------------

Annex I - Definitions

Exhibits:

Exhibit A - Form of Promissory Note

Exhibit B - Warrant


Schedules:

Schedule 4.2 Capitalization

Schedule 4.3 Subsidiaries

Schedule 4.4 Concerts

Schedule 4.5 Litigation

Schedule 4.6 Liabilities

Schedule 4.8 Certain Change

Schedule 4.13 Employment Agreements

Schedule 4.15 Environmental

                                LOAN AGREEMENT


     THIS LOAN AGREEMENT (the "Agreement") is made this 20th day of September, 2000 by and between Lufthansa Technik AG, a company organized under the laws of Germany ("Lender") and Hawker Pacific Aerospace, a California corporation (the "Company").

     WHEREAS, the Company desires to borrow an amount equal to NINE MILLION THREE HUNDRED THOUSAND U.S. DOLLARS (U.S.$9,300,000) for a term of three (3) years and the Lender desires to lend to the Company the such amount on the terms and conditions set forth herein;

     WHEREAS, the Lender requires the Company enter into this Agreement and issue the Warrant (as defined below) as an inducement for the Lender to consummate the transaction contemplated in the Purchase Agreement (as defined below); and

     WHEREAS, the Lender and Company among others have entered into as of the date hereof that certain shareholders rights and voting agreement pursuant to which the Company and other parties set forth therein have agreed to afford Lender certain rights as a shareholder of the Company (the "Shareholders Rights and Voting Agreement");

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein, the Company and the Lender agree as follows:

1.   Definitions

     For purposes of this Agreement, and except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms shall have the meaning ascribed to them in Annex I or this Agreement.
                                -------

2.   Loan, Availability, Payments and Loan Documents

     2.1. Upon the terms and conditions in this Agreement, the Lender acknowledges and agrees to lend to the Company a principal amount of NINE MILLION THREE HUNDRED THOUSAND U.S. DOLLARS (U.S. $9,300,000) (the "Loan"). This Agreement shall be effective as of the date hereof (the "Effective Date").

     2.2. The Lender and the Company shall certify on the date hereof the Lender has paid to the Company the principal in the sum of NINE MILLION THREE HUNDRED THOUSAND U.S. DOLLARS (U.S.$9,300,000) to an account designated by the Company.

     2.3. The Loan shall have the terms and conditions and shall bear the interest at the rates for the corresponding periods set forth below:

          2.3.1. On or before June 30 and December 31 in each calendar year during the term of the Loan, the Company shall pay an amount of interest accruing to such date at the rate provided herein on the outstanding principal balance under the Loan. The first interest payment shall be due on September 19, 2001. The annual interest rate shall be equal to the higher of (a) 10% per annum or (b) 5% per annum plus USD LIBOR as published on the Effective Date which shall be applicable for the first six months and USD LIBOR as published each six month anniversary thereafter for each subsequent six month period, to the extent permitted by Applicable Law; provided, however, the interest rate shall in no event exceed 11%.

          2.3.2. The principal amount of the Loan shall be paid as follows: (a) on the first anniversary of Effective Date, the Company shall make a payment to Lender in the amount of $2,325,000 which represents 25% of the principal; (b) on the second anniversary of the Effective Date, the Company shall make a payment to Lender in the amount of $2,325,000 which represents 25% of the principal.

          2.3.3. On the third anniversary of the Effective Date, the Loan shall mature and $4,650,000 (which represents the remaining 50% of the principal) together with any accrued but unpaid interest hereunder, shall be due and payable in full by the Company.

     2.4. Subject to Section 2.10 and Section 2.14 with respect to exercise of the Warrants, all payments shall be made to the Lender in immediately available funds to Lender's account no. 40652003 with CITIBANK, New York, swift code: citi us 33/ABA 021000089 or to such other account notified to the Company not later than 7 days prior to the respective obligation falling due. Subject to Section 2.3.1, interest shall be calculated on a basis of the actual number of days elapsed and a 360 day year.

     2.5. All amounts payable by the Company under this Agreement shall be paid in full without set-off or counterclaim or right of retention or other restrictions and free and clear of and save to the extent required by law, without any deduction or withholding for or on account of any taxes or charges or otherwise.

     2.6. If payments are not made on their due date, additional 1% per annum (one percent per annum), calculated from the due date to the actual date of payment, shall be due and payable to the Lender, to the extent permitted by Applicable Law.

     2.7. The Loan shall be evidenced by a duly executed promissory note of the Company (the "Note") substantially in the form attached hereto as Exhibit A and delivered to the Lender as of the date hereof. At the
          ---------
          Closing of that certain stock purchase agreement dated September 20, 2000 by and between Lender and the shareholders listed therein (the "Purchase Agreement"), the Company shall deliver to the Lender (a) the Note and (b) any other documents reasonably requested by Lender and necessary to effectuate the Loan as described herein.

     2.8. The Company shall have the right at any time to prepay the Loan, in whole or in part, without penalty or premium. Any such prepayment shall be applied first to the accrued interest and then to the principal.

     2.9. Use of Proceeds. The proceeds of the loan shall be used for the
          ---------------
          following purposes:

          2.9.1. to retire and pay in full all indebtedness, including principal and accrued but unpaid interest, for borrowed money owing by the Company to Unique Investment Corp.("Unique") equal to TWO MILLION EIGHT HUNDRED AND NINE THOUSAND AND ONE HUNDRED AND FORTY FIVE DOLLARS ($2,809,145) and all fees and expenses owing to Unique Investment Corp. equal to TWO HUNDRED AND EIGHTY THREE THOUSAND THREE HUNDRED AND THIRTY THREE DOLLARS ($283,333) pursuant to certain Amended and Restated Subordinated Promissory Note dated December 22, 1998 ("the UIC Agreement") by and between the Company and Unique.

          2.9.2. only after the payments have been made under Sections 2.9.1 and upon the prior written approval of Lender, to pay the senior managers of the Company identified below the "change of control" payments, as agreed to in writing between the Lender and the Company from time to time, in an amount not to exceed TWO HUNDRED AND FIFTY THOUSAND FOUR HUNDRED AND NINETY SIX DOLLARS ($250,496) (the "Change of Control Payment") as set forth below:

                  2.9.2.1. The following senior managers shall be paid out of the proceeds from the Loan their respective share of the Change of Control Payment as follows: (i) Michael Riley shall receive $72,959 in accordance with the payment deferment agreement between Michael Riley, the Lender and the Company and (ii) Brian Carr shall receive $177,537 in accordance with the employment agreement, as amended, between Brian Carr and the Company.

                  2.9.2.2. The Company and Lender acknowledge that the following senior managers are entitled to the following amounts for change of control payments pursuant to their respective employment agreements; provided, however that such payments shall be payable in accordance with the respective Payment Deferment Agreement and in no event payable on the Effective Date (i) Dave Lokken shall receive $344,877; (ii) Dennis Biety shall receive $368,178;
                            (iii) Michael Riley shall receive $72,959 and (iv) Philip Panzera shall receive $202,537; provided however, the Company shall not use the proceeds of the Loan as the sole source of funds for these change of control payments; provided, further, the Company shall use funds other than the proceeds from the Loan before using the proceeds from the Loan for such payments.

                  2.9.2.3. Unless otherwise agreed between the Company, the Lender and the respective senior manager, for any other amounts owed to such senior manager in connection with the change of control provision in their respective employment agreement which are not paid on the Effective Date, the payment schedule shall be as set forth in the respective payment deferment agreement; provided however, such payments shall not exceed in the aggregate the amount of the Change of Control Payment.

                  2.9.2.4. The Company represents and warrants to Lender that no other change of control payments or similar payments are owed to any other employee of the Company.

          2.9.3. to pay in part the indebtedness owed by the Company to Heller Financial, Inc. under that certain Loan and Security Agreement dated December 22, 1998 by and among Hawker Pacific Aerospace, Hawker Pacific Aerospace Limited, and NMB-Heller Limited (the "Heller Revolving Loan"), such payment to be in amount up to approximately FIVE MILLION NINE HUNDRED AND FIFTY SEVEN THOUSAND AND TWENTY SIX DOLLARS ($5,957,026) and to be made available for working capital needs; provided, however, Lender acknowledges that any sums paid in accordance with Section
                  12.10 may be paid out of such working capital.

    2.10. The Lender acknowledges and agrees that the Loan shall be considered paid in full by the Company upon the earlier of:

    (i) the repayment to the Lender in full in immediately available funds in U.S. Dollars by the Company of the principal and accrued and unpaid interest of the Loan or

    (ii) the repayment to the Lender in the form of: X + Y

    where X = the number of Warrant Shares exercised by the Lender multiplied by the Exercise Price and which shall constitute partial payment and partial cancellation of the Loan; provided, however, the Lender may elect in its sole discretion, at the time of the exercise of the Warrant, whether the payment is towards (A) principal only or (B) principal plus any accrued and unpaid interest.

    where Y = on the date of the issuance of the Warrant Shares, the payment to Lender in immediately available funds in U.S. Dollars by the Company of an amount equal to [the sum of the total balance of the principal plus any accrued and unpaid interest as of the exercise date of the Warrant] minus [X] ("Remaining Balance");

provided, however, at Lender's sole discretion, the Remaining Balance shall continue to be paid in accordance with the payment terms set forth in Section
2.3 above rather than paid in full upon the exercise of the Warrant; provided, further that the amount represented by X shall be allocated first to the payment of the outstanding principal amount as of the date of exercise of the Warrant.

    2.11. Upon the issuance of the Warrant Shares, in whole or in part pursuant to the exercise of the Warrant by Lender, as partial payment for the Loan, in accordance with either 2.10 or 2.14, if the Company does not pay the Remaining Balance on the date the Warrant Shares are so issued, the Company shall issue an amended promissory note in the form of Exhibit A hereto for an amount equal to the Remaining Balance and
             ---------
          such amended promissory note may be presented by Lender as payment for any remaining Warrant Shares in accordance with the terms of the Warrant.

    2.12. Taxes.

          2.12.1. All payments to be made by the Company to the Lender under this Agreement shall be made free and clear of, and without any deduction or withholding for or on account of, any taxes, charges or other deductions. If the Company is required to make such payment subject to any deduction or withholding, the sum payable by the Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Lender receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

          2.12.2. Without prejudice to the provisions in Section 2.12.1, if the Lender is required to make any payment on account of tax (not being tax imposed on the net income of its principal office by the jurisdiction in which it is organized or in which its principal office is located) or otherwise on or in relation to any sum received or receivable under this Agreement by the Lender (including without limitation, any sum received or receivable under this clause) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Company shall, upon demand of the Lender, promptly indemnify the Lender against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

          2.12.3. Upon the reasonable request of the Company, the Lender agrees to complete U.S. Internal Revenue Service forms (including Form W-8) identified to it and provided by the Company that are relevant to reducing or eliminating any withholding of tax on payments made under this Agreement. The failure of Lender to complete such forms for any reason shall not alter any obligations of the Company under this Agreement.

    2.13. In the event that Lender finds a Person to refinance the Heller Refinancing and such refinancing provides sufficient funds to cover the principal and accrued but unpaid interest of this Loan, Lender may in its sole discretion request the Company repay Lender in full or in part amounts owed Lender under this Loan out of the proceeds of such refinancing.

    2.14. At Lender's election, the interest payments due in accordance with
          Section 2.3.1 shall be paid either (A) in immediately available funds in accordance with Section 2.4 or (B) upon the exercise of the number of Warrant Shares exercised by the Lender multiplied by the Exercise Price which shall equal the amount of interest accrued but unpaid as of exercise date. Lender shall notify Company of its election under this Section 2.14 no later than three (3) Business Days prior to the date on which interest payments are due.

3.  Warrant

    3.1. As a condition to Lender's obligation herein the Company shall issue a Warrant as of the date hereof for two million five hundred thousand (2,500,000) shares of Common Stock of the Company at FOUR U.S. DOLLARS AND TWENTY-FIVE CENTS (U.S.$4.25) per share exercisable anytime between the date of the shareholders' approval of such issuance and the first anniversary of the Effective Date (the "Warrant") attached hereto as Exhibit B.
                    ---------

    3.2. At Lender's election, presentment of the Note shall be deemed payment in full of the Exercise Price for any shares acquired by Lender pursuant to the Warrant, whether the Lender exercises the Warrant in whole or in part. Upon presentment of the Note at the time of the exercise of the Warrant if the Company does not immediately pay the Remaining Balance as set forth in Section 2.10, or at Lender's request if Lender exercises the Warrant under Section 2.14, the Company shall issue an amended promissory note in accordance with Section 2.11 hereof in the amount of the Remaining Balance. Such amended promissory note may be presented by Lender at any subsequent date as payment in full of the Exercise Price for any shares thereafter exercised by Lender in accordance with the Warrant.

    3.3. The shares represented by the Warrant, upon Lender's exercise of the Warrant, in whole or in part, shall benefit in full from rights set forth in the Shareholders Rights and Voting Agreement.

4.  Representations and Warranties of the Company

    The Company represents and warrants to the Lender that:

    4.1.  Organization.  The Company (i) is a corporation duly organized,
          ------------
          validly existing and in good standing under the Applicable Laws of the State of California; (ii) has all requisite corporate power and authority to own, lease and operate its property and to conduct its business as it is now being conducted and currently proposes to be conducted; (iii) is in compliance with all Applicable Laws applicable to it or its business, including but not limited to Tax Laws, for which non-compliance could reasonably be expected to have a Material Adverse Effect on it or its business, and (iv) has obtained and maintained all material Licenses and Permits required to conduct its business as it is currently being conducted and presently proposes to be conducted. The Company is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. The Company is not in violation of (i) its Organizational Documents (ii) any Contracts, except where breach of such Contract would not have a Material Adverse Affect on it or its business, or
          (iii) any Applicable Laws or Orders. The failure to elect a staggered board prior to the date hereof does not have a Material Adverse Effect on the Company or its business and does not adversely effect the validity of any actions taken by the Board of Directors of the Company on or before the date hereof.

     4.2. Capitalization.  The Company has issued and outstanding (i) as of
          --------------
          September 18, 2000, 6,083,431 shares of Common Stock representing 96.2% of the total issued and outstanding capital stock of the Company on a fully diluted basis in accordance with GAAP and (ii) 300 shares of preferred stock.. Except as set forth on Schedule 4.2, there are no
                                                      ------------
          voting preemptive rights), options, warrants, subscriptions, calls, convertible securities, restrictions of any kind, nature or description, or other agreements, commitments or understandings, written or oral, pursuant to which the Company is or may become obligated to issue, transfer, sell, register, redeem, repurchase or otherwise acquire any shares of the capital stock of any Person or any securities or rights convertible into or exchangeable or exercisable for any such shares. Schedule 4.2 attached hereto sets forth a
                               ------------
          complete list of all outstanding shareholders, option holders and other security holders of the Company (A) with 5% or more ownership interest or (B) who are senior management or directors of the Company. The outstanding Common Stock of the Company is duly and validly issued, and such Common Stock, and all outstanding options and other securities of the Company, have been issued in full compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the registration and qualification requirements of all applicable state securities laws, or in compliance with applicable exemptions therefrom, and all other provisions of applicable federal and state securities laws, including, without limitation, anti-fraud provisions.

     4.3. Subsidiaries. Except as set forth on Schedule 4.3, the Company does
          ------------                         ------------
          not have any subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock, or any other equity or similar interest, in any Person; nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

     4.4. No Conflict or Violation.  The execution, delivery and performance of
          ------------------------
          this Agreement and the Other Transaction Documents, the consummation of the transactions contemplated hereby, the compliance with any of the provisions hereof, and the conduct of their businesses as conducted and as proposed to be conducted will not: (i) conflict with, or result in a breach or violation of the Organizational Documents of the Company; (ii) except as set forth on Schedule 4.4, (A) conflict
                                                   ------------
          with, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security instrument, indenture, lease, License, Contract, plan or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected ("Third Party Obligation"), (B) result in the creation or imposition of any Lien on any of the assets or properties of the Company or (C) require any filing or notification to any third party or Governmental Entity or consent or approval under any Third Party Obligation or from any Governmental Entity; or (iii) violate any Order or Applicable Law applicable to the Company or any of its properties or assets.

     4.5. Litigation.  Except as set forth on Schedule 4.5, there is no Order or
          ----------                          ------------
          arbitral award in effect or any claim, Action or Proceeding (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its respective activities or assets or properties. To the Company's Knowledge, there is no factual or legal basis for any Action or Proceeding that has, will or is reasonably likely to result in a Material Adverse Effect on the Company.

     4.6. Financial Statements.  Since December 31, 1997, the Company has filed
          --------------------
          all reports, registration statements and other filings, together with any amendments or supplements required to be made with respect thereto, that it has been required to file with the SEC under the Securities Act and the Exchange Act (the "SEC Filings"). The SEC Filings were prepared and filed in accordance with the rules and regulations of the SEC. As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (including any related notes or schedules) included in the SEC Filings were prepared in accordance with GAAP (except as otherwise noted in such financial statements) and present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company as of the dates thereof and for the periods indicated, subject, in the case of interim financial statements, to normal year end audit adjustments. Except as set forth or reflected in the SEC Filings filed subsequent to May 1, 2000 or in
          Schedule 4.6, the Company does not have any liabilities or obligations
          ------------
          of any nature whatsoever (whether accrued, absolute, contingent, or otherwise) that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     4.7. Insurance. The Company has obtained, and will maintain, general
          ---------
          commercial liability, fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

    4.8.  Absence of Certain Changes or Events.  Except as set forth on Schedule
          ------------------------------------                          --------
          4.8, since the June 30, 2000 (the "Balance Sheet Date"), the Company
          ---
          has conducted its business in the ordinary and regular course, and there has not been:

          4.8.1.  any Material Adverse Effect;

          4.8.2. any material damage, destruction or casualty loss, not covered by insurance, to any material asset or property of the Company;

          4.8.3. any sale, assignment, transfer or other disposition, lease, Lien encumbrance of any assets of the Company except in the ordinary course of business and consistent with past practice;

          4.8.4. any borrowing of money by the Company, except in the ordinary course of business;

          4.8.5. any transaction with any officer, director or shareholder (including any of their respective family members) of the Company or any of its Affiliates;

          4.8.6. any declaration or payment of any dividend or other distribution on or with respect to, or any redemption or purchase or other acquisition of, the shares of the Company;

          4.8.7. any agreement, arrangement or understanding, whether oral or written, to do any of the foregoing matters listed in clauses
                  (i) through (vi) inclusive; or

          4.8.8. any other event or condition of which has (or will) materially and adversely affected (or affect) the assets, properties, financial condition, operating results or business of the Company.

    4.9.  Absence of Undisclosed Liabilities.  Except (i) for as disclosed or
          ----------------------------------
          reserved against on the Financial Statements for the year ended December 31, 1999 or in the footnotes thereto or (ii) as incurred after December 31, 1999 in the ordinary course of business and that are not reasonably likely to have a Material Adverse Effect on the Company, the Company does not have any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, are or would have a Material Adverse Effect on the Company, its assets or properties.

    4.10. Guarantees.  The Company is not directly or indirectly, (i) liable
          ----------
          under any discount or repurchase agreement or in any other way to provide funds with respect to, or (ii) obligated to guarantee or assume, any debt, dividend or other obligation of any Person.

    4.11. Books and Records.  The minutes books and other similar records and
          -----------------
          any other information or documents of the Company as made available to the Buyer prior to the Closing Date contain a true, complete and correct record, in all material respects, of (i) all material actions taken at all meetings and by all written consents in lieu of meetings of the members the Board of Directors and shareholders of the Company up to and including the Closing Date and (ii) all material information, instruments, agreements or other documents relevant to the financial results, capitalization, or business operations of the Company.

    4.12. Title to Properties and Assets.  The Company has good and marketable
          ------------------------------
          title to its properties and assets held in each case subject to no mortgage, pledge, Lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, the Company is in compliance with such leases and, the Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

    4.13. Employment Agreements.  The senior management agreements set forth on
          ----------------------
          Schedule 4.13 are the only agreements, oral or written, pursuant to
          -------------
          which there are any obligations to make an additional payment upon a change of control (as defined in such senior management agreements) and the amount of such payments are set forth on Schedule 4.13.
                                                           -------------

    4.14. ERISA.  No ERISA Event has occurred or is reasonably expected to occur
          -----
          that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

    4.15. Environmental Matters.  Except as set forth on Schedule 4.15, (i) the
          ---------------------                          --------------
          Company has conducted and is conducting the Business in compliance in all material respects with all applicable Environmental Laws, (ii) there is no Order in effect or Action or Proceeding or investigation pending under any Environmental Laws, or to the Company's Knowledge, there is no threatened investigation or inquiry by any Government Entity, or alleging that it is subject to any investigatory or remedial obligations under any Environmental Laws, in each case with respect to any of the Real Property, and (iii) to the Company's Knowledge, no Hazardous Materials have been disposed of, released or transported in violation of, or as would result in liability under, any applicable Environmental Law to or from any of the Real Property.

    4.16. Valid Issuance.  The Company has taken all necessary corporate action
          --------------
          to authorize and reserve for issuance and to permit it to issue, upon the exercise of the Warrant, and at all times from the date hereof through the expiration of the Warrant will have reserved, 2,500,000 authorized and unissued shares of Common Stock, such amount being subject to adjustment as provided in the Warrant, (and the Company will take all necessary corporate action to authorize and reserve for issuance all additional shares of Common Stock or other securities that may be issued pursuant to adjustment as provided in the Warrant). Upon delivery of the Warrant Shares in accordance with the terms of the Warrant, the Warrant Shares shall be duly authorized, validly issued and nonassessable and

               Lender shall acquire complete and absolute legal, marketable and equitable title to the Warrant Shares, free and clear of all claims, liens, pledges, options, preemptive rights, restrictions of any kind or nature, and Liens or encumbrances of any kind. The issuance of the Warrant Shares shall be exempt from registration under the Securities Act and, assuming, if required, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") prior to the exercise of the Warrant, does not otherwise violate Applicable Law.

        4.17.  Disclosure.  No representation or warranty by the Company in this
               ----------
               Agreement or any exhibit or schedule hereto or any Other Transaction Documents or any exhibit or schedule thereto, or any certificate furnished or to be furnished by the Company in connection with this Agreement, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. The copies of the Organizational Documents, minute books, corporate records and other documents provided to Lender or its Representatives prior to the Effective Date are true, correct and complete copies of such documents and the minute books contain all minutes of any meetings, or actions taken without a meeting, of the Board of Directors or shareholders of the Company, except where the failure to maintain such minutes would not result in a Material Adverse Effect; provided, however, there was no action taken during any meetings that are not evidenced by minutes which action would constitute a Material Adverse Effect on the Company.

5.      Covenants.

        From the Effective Date until the Agreement has expired or been terminated and the principal of and interest on the Loan payable hereunder shall have been paid in full, the Company covenants and agrees with the Lender that:


        5.1.   Pay-Off Letters and Evidence.
               ----------------------------

               5.1.1.   Upon the consummation of the transaction described in
                        Section 2.9.1, the Company shall obtain and deliver to Lender (i) a written acknowledgement from Unique of the satisfaction and payment in full of any indebtedness owed to it by the Company pursuant to that certain Management Services Agreement by and between the Company and Unique and the release in full of the Company of any further obligations of the Company or claims Unique may have against the Company and (ii) copies of all written documentation evidencing the transaction described in
                        Section 2.9.1.

               5.1.2.   Upon the payment to each senior manager listed above in
                        Section 2.9.2, the Company shall obtain and deliver to Lender (i) a written acknowledgement from each such senior manager of the satisfaction and payment in full of any payment owed to it by the Company on the

                        Effective Date pursuant to their respective employment agreements and the release in full of the Company of any further obligations of the Company with respect to that portion of the change of control payments or claims such senior manager may have against the Company with respect to such payment and (ii) copies of all written documentation evidencing the transactions described in
                        Section 2.9.2.

               5.1.3. Upon the satisfaction of any amounts owed to First Union Securities, Inc. ("FUSI"), such sum to be paid from funds other than the Loan proceeds, the Company shall deliver to Lender (i) a written acknowledgement from FUSI of the satisfaction and payment in full of any fees owed to it pursuant to that certain agreement dated October 1, 1999 by and between Company and FUSI and the release in full of the Company of any further obligations of the Company under the agreement or claims FUSI may have against the Company and (ii) copies of all written documentation evidencing such payment; provided however, in accordance with that certain Indemnification Agreement by and between the Sellers (as that term is defined in the Purchase Agreement) and the Company, the Company shall in no event pay in excess of $250,000 to FUSI, any amounts owed FUSI above $250,000 shall be the sole liability of the Sellers.

               5.1.4.   Upon the consummation of the transaction described in
                        Section 2.9.3, the Company shall obtain and deliver to Lender (i) a written acknowledgement from Heller Financial, Inc. of the satisfaction and payment in part of any indebtedness owed to it by the Company pursuant to the Heller Revolving Loan of an amount up to $6,382,277 and the release of the Company of any further obligations with respect to that portion of the Heller Revolving Loan and (ii) copies of all written documentation evidencing the transaction described in
                        Section 2.9.3; provided, however, after such partial payment, the Lender acknowledges that Company may seek to borrow additional funds under the Heller Revolving Loan or related instrument, subject to Section 5.10.

        5.2.   Financial Statements and Other Information.  The Company shall
               -------------------------------------------
               furnish, or cause to be furnished, to the Lender:

               5.2.1. within 120 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders' equity (or members' or partners' capital) and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

               5.2.2. within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders' equity (or members' or partners' capital) and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its authorized officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

               5.2.3. concurrently with any delivery of financial statements under clause 5.2.1 or 5.2.2 above, a certificate of an authorized officer of the Company (i) certifying as to whether an Event of Default has occurred and, if an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with this Article 5, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.6 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

               5.2.4. concurrently with any delivery of financial statements under clause 5.2.1 above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

               5.2.5. promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or any Governmental Entity succeeding to any or all of the functions of the SEC, or with any national securities exchange or NASD, or distributed by the Company to its shareholders generally, as the case may be;

               5.2.6. promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary as such information reasonably applies to the enforcement of this Agreement, or compliance with the terms of this Agreement, as the Lender may reasonably request; and

               5.2.7. promptly following their execution, approval, adoption or filing with the SEC or NASD, copies of any and all material amendments to the Organizational Documents.

        5.3.   Notices of Material Events.  The Company shall furnish to Lender
               ---------------------------
               prompt written notice of the following:

               5.3.1.  the occurrence of any Event of Default;

               5.3.2. the filing or commencement of any investigation, action, suit or proceeding by or before any arbitrator or Governmental Entity against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

               5.3.3. the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

               5.3.4. any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an authorized officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        5.4.   Existence; Conduct of Business.
               -------------------------------

               5.4.1. The Company shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, registrations, Licenses, permits, Contracts, privileges and franchises material to the conduct of its business. The Company shall conduct is business in the ordinary course of business consistent with its past practices.

               5.4.2. The Company shall keep in full force and effect its Organizational Documents and all material Contracts and Licenses and shall maintain its good standing in the jurisdiction where it is incorporated and foreign qualifications in all jurisdictions where it would have a Material Adverse Effect on the Company to not be so qualified. The Company shall not agree to any amendment to any material Contract or License, if such amendment could reasonably be expected to have a Material Adverse Effect, without the consent of the Lender.

        5.5.   Payment Obligations. The Company shall, and shall cause each of
               --------------------
               its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

        5.6.   Maintenance of Properties; Insurance; Business Relationships.
               -------------------------------------------------------------
               The Company shall, and shall cause each of its Subsidiaries to,
               (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, (c) not mortgage, pledge or otherwise encumber any of its properties or assets; and (d) use reasonable commercial efforts to preserve and maintain its business organizations, employees and advantageous business relationships with the effect of maintaining its goodwill.

        5.7.   Books and Records; Inspection Rights.  The Company shall, and
               -------------------------------------
               shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, and, in each case, only to the extent necessary to enforce the provisions of this Agreement.

        5.8.   Compliance with Laws.  The Company shall, and shall cause each
               ---------------------
               of its Subsidiaries to, comply with all Applicable Laws, rules, regulations and orders of any Governmental Entity applicable to it or its business operations, property or assets, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        5.9.   Use of Proceeds.  The proceeds of the Loan shall be used solely
               ----------------
               for the purposes set forth in Section 2.9.

        5.10.  Indebtedness.  Without the prior written consent of Lender, the
               -------------
               Company shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness in excess of $75,000, except for (i) trade payables incurred in connection with the ordinary course of business and (ii) indebtedness that was incurred prior to the Effective Date and disclosed in the Financial Statements for the year ended December 31, 1999 or otherwise disclosed in writing to the Lender prior to the Effective Date.

        5.11.  Liens.  The Company shall not, and shall not permit any
               ------
               Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except: (i) Permitted Encumbrances or (ii) with the prior consent of Lender.

        5.12.  Fundamental Changes.
               --------------------

               5.12.1. The Company shall not, and shall not permit any Subsidiary to, without the prior written notice to and consent of the Lender, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary or other Person may merge into the Company in a transaction in which the Company is the surviving corporation and which does not result in any reclassification of, or change in, the outstanding shares of Common Stock, (ii) any Subsidiary or other Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary.

               5.12.2. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement, without the prior written consent of Lender.

               5.12.3. The Company shall not, and shall not permit any Subsidiary to, take any action adverse to the Lender and which is inconsistent with this Agreement or any of the Other Transaction Documents to which the Company is a party.

               5.12.4. The Company shall not without prior notice to and consent of the Lender, (i) take any action that would have the effect of preventing the Lender from exercising the Warrant or otherwise acquiring Common Stock of the Company, (ii) issue any Common Stock or other securities convertible into or exchangeable for Common Stock, (iii) issue any stock dividend, (iv) subdivide the outstanding Common Stock, (v) propose to dissolve, liquidate or wind-up voluntarily, (vi) change the number of authorized or outstanding Common Stock or issue any Common Stock or any warrants, options, or other rights to subscribe for or to purchase any Common Stock or securities convertible into or exchangeable or exercisable for any Common Stock of the Company, (vii) enter into any capital reorganization or any reclassification of its Common Stock, (viii) issue any Common Stock distribution; (ix) issue, sell, distribute or grant any rights to subscribe or purchase any Common Stock, or any warrants or options to purchase any Common Stock, except for any such option grants made pursuant to the 1997 Stock Option Plan as approved by the Board of Directors which is consistent with the Company's past practice as of the Effective Date or (x) amend or grant any waiver to the Rights Agreement to any Person other than Lender or its Affiliates.

               5.12.5.  Investments, Loans, Advances, Guarantees and
                        --------------------------------------------
                        Acquisitions.  Except for shares owned as of the date
                        -------------
                        hereof or acquired hereafter by the Lender, without the prior written consent of the Lender, the Company shall not, and shall not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit.

        5.13.  Transactions with Affiliates.  The Company shall not, and shall
               -----------------------------
               not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with or enter into any service, clearing agreements or other agreements with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties.

        5.14.  Restrictive Agreements.  The Company shall not, and shall not
               -----------------------
               permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or
               (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that the foregoing shall not apply to
                                 --------
               restrictions and conditions imposed by Applicable Law or by this Agreement.

        5.15.  Change in Control.  The Company shall not permit a Change in
               -----------------
               Control to occur.

        5.16.  Tangible Net Worth.  The Company shall not permit its Tangible
               ------------------
               Net Worth to be less than 70% of its Tangible Net Worth as of the Effective Date.

        5.17.  Net Capital.  The Company shall not permit Net Capital to be
               -----------
               less than an amount equal to (i) between the Effective Date and the date the Lender exercises in full the Warrant, $7,500,000 or
               (ii) after the Lender exercises in full the Warrant, $18,125,000 ((i) and (ii) respectively, the "Net Capital Threshold"); provided however, if at any time Lender in reasonably determines the Company's Net Capital has materially increased, the Lender reserves the right to in its sole and reasonable discretion, upon written notice to the Company, to increase the Net Capital Threshold applicable to this Section 5.17; provided further, in no event shall the Net Capital Threshold, pursuant to such an adjustment by Lender, be equal to an amount greater than 75% of the Net Capital as disclosed in the preceding applicable SEC Filing of the Company.

        5.18.  Confidentiality.
               ---------------

               5.18.1. Disclosure of Terms.  The terms and conditions of this
                       -------------------
                       Agreement (the "Terms"), including its existence, shall
                                       ------
                       be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

               5.18.2. Press Releases, Etc.  Within sixty (60) days of the
                       -------------------
                       date of the Stock Purchase Agreement, the Company may issue a press release, only after Company receives the prior written approval of Lender for any such press release or form of press release, disclosing that the Lender has purchased an interest in the Company and made this debt investment. The Lender's name and the fact that the Lender is an investor in the Company can be included in a reusable press release boilerplate statement, so long as the Lender has given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcements regarding the Lender in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without Lender's prior written consent, which consent could be withheld at the Lender's sole discretion. The Company and Lender have and shall make, or cause to be made, only limited public statements or press releases consistent with the form of press release to which Lender has approved in writing and that any such public statements or press releases shall be general in nature and remain within the limited scope permitted by the Securities Act such that the exemption from registration remains valid.

               5.18.3. Permitted Disclosures.  Notwithstanding the foregoing,
                       ---------------------
                       any party may disclose any of the Terms to its employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations.

               5.18.4. Legally Compelled Disclosure.  In the event that any
                       ----------------------------
                       party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement, Other Transaction Documents or any of the Terms hereof in contravention of the provisions of this Section 5.18, such party (the "Disclosing Party") shall provide the other parties (the
                        ----------------
                       "Non-Disclosing Party") with prompt written notice of
                        --------------------
                       that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required or which has been previously released in a public filing and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded such information to the extent reasonably requested by any Non-Disclosing Party. Notwithstanding the preceding, each Party acknowledges that the other Party shall be required to make certain filings with SEC with respect to this Agreement or the Other Transaction Documents; each Disclosing Party shall provide the Non-Disclosing Party with prior notice of any such filings, and no such filing shall be made without the prior written approval of the Non-Disclosing Party to the applicable disclosures.

        5.19.  Warrant Shares.  The Company shall propose and recommend to
               --------------
               Board of Directors that within 120 days of the Effective Date the Board of Directors approve and recommend to the shareholders of the Company and seek the approval of the shareholders of the Company for the issuance of the Exercise Amount (as defined in the Warrant) equal to 2,500,000 shares of Common Stock. The Company shall not take any action or omit to take any action which would hinder the above described actions by the Board of Directors or the shareholders of the Company. Company shall duly list any additional shares represented by shares exercised under the Warrant with the applicable national securities market. Upon shareholder approval of the 2,500,000 shares of Common Stock represented by the Exercise Amount until the first anniversary of the Effective Date, the Company shall keep reserved an aggregate of 2,500,000 shares of Common Stock of the Company authorized and unissued shares of Common Stock, such amount being subject to adjustment as provided in the Warrant, (and the Company will take all necessary corporate action to authorize and reserve for issuance all additional shares of Common Stock or other securities that may be issued pursuant to adjustment as provided in the Warrant).

        5.20.  Board Seats.
               -----------

               5.20.1. The Company shall recommend to the Board of Directors to take such actions as are necessary at the Special Meeting to:

               5.20.1.1.1.  increase the number of the Board of Directors from seven (7) to nine (9) directors in accordance with the Charter Documents.

               5.20.1.1.2.  elect and thereafter continue in office as directors of the Company such individuals who may be nominated by the Lender and the Lender shall have the exclusive right to make two (2) nominations of directorships for the newly created Board seats and each director so designated shall sit in Class II which shall be established at the Special Meeting and shall sit for a term expiring at the second succeeding annual meeting of the shareholders of the Company held following the Special Meeting.

               5.20.1.1.3.  elect and establish a board which, pursuant to
                        Article IV of the Articles of Incorporation of the Company, shall be classified into two classes. Upon the increase of the board to 9 directors pursuant to Section 5.20.1.1.1, Class I shall be comprised of 5 directors and Class II shall be comprised of 4 directors. At the Special Meeting, the directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting of the shareholders following the Special Meeting and the directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting of the shareholders following the Special Meeting. At each subsequent annual meeting of the shareholders of the Company, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the second succeeding annual meeting of the shareholders of the Company.

               5.20.1.1.4.  (a) two of the three directors nominated by Lender and elected pursuant to Section 2.1.1 of the Shareholders Rights and Voting Agreement shall be elected and serve in Class II and the remaining one director nominated by the Lender and elected pursuant to
                        Section 2.1.1 Shareholders Rights and Voting Agreement shall be elected and serve in Class I, (b) the two directors nominated by Lender pursuant to Section
                        5.20.1.1.2 and elected upon the increase of the board size to 9 pursuant to Section 5.20.1.1.1, shall each be elected and serve in Class II, and (c) the remaining directors not nominated by the Investor shall be elected and serve in Class I.

               5.20.1.1.5.  ratify the actions taken by the Board of the Company since the 1999 annual meeting of the shareholders of the Company.

               5.20.2. The Company shall use its best efforts to ensure that within 120 days of the date hereof all such actions are taken and that any actions are proposed to the shareholders of the Company for their approval, if required, by the expiration of such 120 day period.

               5.20.3. The Company hereby agrees to recommend to the Board of Directors to take such actions as are necessary, and take such other actions as are necessary, so that at the next annual meeting of the shareholders of the Company
                        (a) those directors nominated by the Investor and elected to Class I at the Special Meeting or such other individuals nominated by Investor shall be nominated for election at the next annual meeting of the shareholders of the Company for a two year term expiring at the 2003 annual meeting of the shareholders of the Company and
                        (b) those directors nominated by the Investor and elected to Class II at the Special Meeting or such other individuals nominated by Investor shall be confirmed at the next annual meeting of the shareholders of the Company for their then current term expiring at the 2002 annual meeting of the shareholders of the Company.

               5.20.4. If, at the end of the initial term of the directors elected pursuant to Section 5.20.1.1.2 above, the Lender beneficially owns (which ownership shall include shares issuable under the Warrant) at least 40% of the total issued and outstanding shares of Common Stock, such individuals or such other individuals as Lender designates shall be nominated for a two-year term and the Company shall recommend such nomination to the Board of Directors; provided; however, if the Company fails to make such recommendation Lender, as a shareholder, may nominate its designees in accordance with the Charter Documents.

               5.20.5. The Company hereby agrees to recommend to the Board of Directors to take such actions as are necessary, for the removal of any director upon the request of the party or parties designating such director and for the election to the Board of Directors of a substitute designated by such party.

               5.20.6. The Company hereby agrees to recommend to the Board of Directors take such actions as are necessary or appropriate to ensure that any vacancy on the Board of Directors of the Company (occurring for any reason) shall be filled by the election to the Board of Directors of a replacement designated by the party or parties who designated the director whose failure to continue to serve causes the applicable vacancy.

        5.21.  Rights Agreement.  The Company shall recommend to the Board of
               ----------------
               Directors that it adopt an amendment to the Rights Agreement pursuant to which the effectiveness of the Rights Agreement is waived with respect to Lender.

        5.22.  Principal Amount.  Upon the request of the Lender, the Company
               ----------------
               and Lender agree to negotiate in good faith and enter into an amendment of this Agreement to increase the principal amount up to an amount equal to Nine Million Seven Hundred Thousand Dollars ($9,700,000), such amendment to be on terms and conditions substantially similar to those contained in this Agreement and mutually acceptable to the Parties. Upon the execution of any such amendment, the Company shall issue an amended Note to reflect the agreed upon revised principal amount.

6.      Conditions Precedent

        The obligations of the Lender to make the Loan hereunder shall not become effective until each of the following conditions is satisfied:

        6.1.   Opinion of Counsel.  The Company shall deliver to Lender as of
               ------------------
               the Effective Date an opinion of counsel reasonably satisfactory to Lender.

        6.2.   Board Approval.  Company shall have received approval of its
               --------------
               Board of Directors for execution and delivery of and performance under this Agreement and the Other Transaction Documents. The Board of Directors of the Company shall have approved the reservation of 2,500,000 shares of authorized and unissued capital stock in connection for the Warrant Shares in accordance with Section 5.19.

        6.3.   Representations and Warranties and Events of Default.  The
               ----------------------------------------------------
               Company shall have delivered an officer's certificate certifying that (A) the representations and warranties contained herein are true and correct on and as of the Effective Date and (B) at the time of and immediately after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing as of the Effective Date.

        6.4.   Performance.  The Company shall have delivered an officer's
               -----------
               certificate certifying that the Company has performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions contained in the Agreement or the Other Transaction Documents to be performed or complied with by it prior to or as of the Effective Date.

        6.5.   Company Organization and Authorization.  The Company shall
               --------------------------------------
               deliver to the Lender as of the Effective Date:

               6.5.1. a certificate of incumbency for the officers executing the documents on behalf of the Company;

               6.5.2. a certified copy of the resolutions duly adopted by the directors of the Company and signed by the Secretary or Assistant Secretary (A) authorizing the transactions contemplated by this Agreement and the Other Transaction Documents to which the Company is a party (B) authorizing the reservation of shares as set forth in Section 5.19
                       (C) electing Lender's nominees to the Board of Directors,
                       (D) electing a Secretary to replace such officer vacancy, and (E) waiving the Rights Agreement with respect to Lender;

               6.5.3. a certificate of the Secretary or Assistant Secretary certifying that the resolutions referred to in Section
                       6.5.2 have not been rescinded, modified or withdrawn and that such resolutions are in full force and effect as of the Closing Date;

               6.5.4. a certified copy of the Organizational Documents and a certified copy of a certificate of good standing of the Company issued by the Secretary of State of California;

        6.6. The delivery of an amendment to the Rights Agreement duly adopted by the Board of Directors pursuant to which the effectiveness of the Rights Agreement is waived with respect to Lender;

        6.7.   The delivery of the Note executed by the Company;

        6.8.   The delivery of the Warrant executed by the Company;

        6.9. The delivery of the Shareholders Rights Agreement executed by the Company;

        6.10. The delivery of the Registration Rights Agreement executed by the Company;

        6.11. (a) The receipt of a written consent by Deephaven to the transactions contemplated herein and in the Warrant and (b) the consummation of the transactions contemplated in the Deephaven Purchase Agreement;

        6.12. The consummation of the transactions contemplated in the Purchase Agreement;

        6.13. The receipt of the consents required under Section 10(f) of the Purchase Agreement;

        6.14. The receipt of a written waiver and consent by Morgan Stanley Dean Witter to the Shareholders Rights Agreement with respect to shares owned by the applicable Shareholders;

        6.15. The receipt of fully executed copies of (i) each of the Payment Deferment Agreements and (ii) the Amendment to Management Incentive Program Agreement;

        6.16. The receipt of a fully executed copy of the Indemnification Agreement;

        6.17. such further certificates and documents evidencing the consummation by the Company of the transactions contemplated hereby as Lender shall reasonably request.

7.      Events of Default.

        7.1. The occurrence of any of the following events shall constitute an Event of Default hereunder:

               7.1.1. the Company shall fail to make any payment required under this Agreement or the Note when due, or, shall fail to perform any of its obligations in this Agreement and Note, and such failure continues for a period of fifteen
                       (15) days after written notice thereof;

               7.1.2. the Company shall (i) make an assignment or establish a trust for the benefit of creditors, (ii) petition or apply for appointment of a liquidator, receiver or the like, (iii) commence or acquiesce to any proceeding under any bankruptcy, insolvency or similar law, or (iv) become unable to pay its debts as they mature;

               7.1.3. proceedings shall have commenced against the Company under any bankruptcy, insolvency or similar law, which proceedings are not dismissed within sixty (60) days, or an order for relief shall be entered in any bankruptcy proceeding relating to the Company or its properties; or

               7.1.4. the Company shall dissolve, liquidate, or terminate its existence or business.

               7.1.5. the Company shall have breached a material representation, warranty, covenant or agreement under either (A) the Shareholders Rights Agreement, (B) the Warrant, (C) the Registration Rights Agreement or (D)
                       Article 4 and Article 5 of this Agreement.

               7.1.6. the Company shall fail to receive an affirmative vote of the requisite percentage of shareholders of the Company in accordance with the Organizational Documents to approve the Warrant within 120 days of the Effective Date.

        7.2. If an Event of Default occurs, and after the passing of any applicable grace period, at the option of the Lender, the entire unpaid principal of the Loan and all accrued and unpaid interests thereon shall become immediately due and payable in full. Such acceleration of the maturity of amounts due shall not affect any other rights of the Lender. If any Events of Default shall have occurred, the Lender may proceed to protect and enforce its rights by suit or any other appropriate proceeding.

8.      Subordination.

        8.1. Upon reasonable request by the Company, Lender shall execute and deliver a subordination agreement relating to this arrangement in favor of a third party lender, provided that the terms and conditions of the agreement shall be satisfactory to the Lender in its sole discretion and approved in advance in writing by Lender.

        8.2. The indebtedness evidenced hereby and all liens securing such indebtedness are subordinated in the manner and to the extent set forth in that certain Subordination Agreement (the "Subordination Agreement") dated as of September 20, 2000 among Lufthansa Technik AG, Hawker Pacific Aerospace, and Heller Financial, Inc., to the Senior Debt (as defined in such Subordination Agreement), and each lender hereunder, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

9.      Arbitration

        9.1.   Disputes.  Within fifteen (15) days of the written request of
               --------
               either Party, the Parties shall meet to negotiate in good faith a resolution of any dispute, claim, controversy or claim arising out of or relating to this Agreement or the subject matter of this Agreement, or the breach, termination or invalidity thereof (a "Dispute").

        9.2.   Arbitration.  Any Dispute which cannot be resolved pursuant to
               -----------
               Section 9.1 above within twenty (20) days of the written request provided pursuant to Section 9.1, will be finally settled by arbitration before a sole arbitrator in accordance with the Commercial Rules of Arbitration of the American Arbitration Association in effect on the date of this Agreement. The arbitrator shall be appointed in accordance with the applicable rules of arbitration. The arbitrator shall be an individual with significant experience in the aircraft maintenance sector.

        9.3.   Timing and Location of Arbitration.  The Parties agree that any
               ----------------------------------
               arbitration process related to this Agreement shall be structured to the fullest extent possible in accordance with the applicable arbitration rules in such a way as to enable a decision to be rendered by the arbitrators within ninety (90) days of the date of the commencement of such arbitration. The place of arbitration will be Salt Lake City, Utah. By this agreement to arbitrate, the Parties waive their right to any form of appeal or recourse to a court of law or other judicial authority, to the fullest extent permitted by law, provided that any judgment upon an award
                                 --------
               rendered by the arbitrator may be entered in any court having jurisdiction therefore.

        9.4.   Confidentiality; Expenses.
               -------------------------

               9.4.1. The parties shall keep the arbitration confidential and shall not disclose to any Person, other than those necessary to the proceedings, the existence of the arbitration, any document submitted or exchanged in connection with it, any oral submissions or testimony, transcripts, or any award unless disclosure is required by law or is necessary to challenge, recognize or enforce an award. The arbitrators and any experts shall be required to agree to comply with this confidentiality provision accepting appointment.

               All expenses of the arbitration procedure and tribunal will be borne equally by the Parties, or as otherwise prescribed by the applicable arbitration rules. Each Party's expenses with respect to the conduct of the arbitration, including the fees of attorneys, accountants, or other experts used in connection with the arbitration, will be borne by the unsuccessful party in the arbitration, in whole or in part as determined by the arbitration tribunal.

10.     Notices.

        10.1. All notices, requests, demands, and other communications provided in this Agreement shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (receipt confirmed), sent by internationally recognized overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only on receipt of such notice):

               10.1.1.  if to the Lender to:

                        Lufthansa Technik AG
                        Weg beim Jager 193
                        D-22335 Hamburg, GERMANY
                        Attention: HAM-TB/B
                        Fax: 011 49 40 5070 5366

                        with a copy to:
                        Wilmer, Cutler & Pickering
                        2445 M Street, N.W.
                        Washington, D.C. 20037
                        Attention: Stephen P. Doyle, Esq.
                        Fax: 202 663 6363

               10.1.2.  if to the Company to:

                        Hawker Pacific Aerospace
                        11240 Sherman Way
                        Sun Valley, California, 91352
                        Attention: Chief Financial Officer
                        Fax: 818 765 2416

All notices, requests, demands, and other communications shall be deemed to have been given as of the date so delivered or telefaxed and, if given by any other means, shall be deemed given only when actually received by the addressees.

11.     Indemnification

        11.1. The Company shall indemnify the Lender, and each Affiliate or Representative of the Lender (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from,
                ----------
               any and judgment upon an award all losses, claims, damages, liabilities ("Losses") and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) a material breach of the Company's representations and warranties contained in Article 4;
               (ii) the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) the proceeds from the Loan, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be
               --------
               available to the extent that such Losses or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The Company shall not settle any claim without the prior consent of Indemnitee.

        11.2. To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Loan or the use of the proceeds thereof.

12.     Miscellaneous.

        12.1.  Further Assurances.  Each party agrees to take all such other
               ------------------
               and further actions and to execute and deliver all such other and further documents and instruments as shall be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

        12.2.  Cumulative Rights.  All of the Lender's rights and remedies
               -----------------
               hereunder shall be cumulative and in addition to its rights and remedies otherwise available under law. No delay or omission by the Lender in the exercise of any rights shall operate as a waiver. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

        12.3.  Severability.  Nothing shall require the payment of any amount
               ------------
               if such payment would be unlawful. In any such event, this Agreement or the Note, as the case may be, shall automatically be deemed amended so that interests charges and all other payments required shall be equal to but not greater than the maximum permitted by law. If any portion if this Agreement shall be held invalid by any court of competent jurisdiction, the remaining portions shall continue in effect and shall not be affected thereby. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, provided, that such invalidity or unenforceability does not deny any party the material benefits of the transactions for which it has bargained and such invalidity or unenforceability shall not affect in any way the remaining provisions hereof.

        12.4.  Binding Effect.  This Agreement shall be binding upon and inure
               --------------
               to the benefit of the Lender, the Company, and their respective legal representatives, successors and assigns. The Lender may assign this Agreement without the prior consent of the Company. The Company may not assign this Agreement without the prior written consent of the Lender.

        12.5.  Amendment. No provision of this Agreement or the Note may be
               ---------
               amended, terminated, or waived except by written instrument signed by the Company and the Lender.

        12.6.  Counterparts.  This Agreement may be executed in any number of
               ------------
               counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which together shall constitute one instrument.

        12.7.  Governing Law. This Agreement shall be governed by, and construed
               -------------
               and enforced in accordance with, the substantive laws of the State of California.

        12.8.  Entire Agreement. This Agreement, the Note and any other
               ----------------
               instruments or documents executed in connection herewith constitute the entire agreement of the Company and the Lender, concerning the subject matter hereof and supersede all prior commitment letters, agreements and understandings between them.

        12.9.  Captions; Interpretation.  The section and other headings
               ------------------------
               contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references to sections, articles, Exhibits or Schedules shall mean the sections, articles, Exhibits or Schedules of this Agreement. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The words "include" and "exclude" and derivatives of those words are used in this Agreement in an illustrative sense rather than a limiting sense.

        12.10. Fees and Expenses.  Except as otherwise provided in this
               -----------------
               Agreement, the Company shall bear all costs, fees and other charges and expenses of any kind incurred by Lender in connection with the negotiation, execution and implementation of this Agreement up to an aggregate amount of $30,000; including any expenses incurred in the enforcement of any rights of Lender in connection with this Agreement. The Lender shall have the right to make the payments referred to in this Section 12.10 on behalf of the Company. The fees and expenses so paid by Lender shall be immediately reimbursed by the Company upon demand by the Lender.

        12.11. Specific Performance.  The Company hereby acknowledge and agree
               --------------------
               that the failure of it to perform its obligations under this Agreement and the Other Transaction Documents in accordance with their specific terms or to otherwise comply with such obligations will cause irreparable injury to Lender for which damages, even if available, will not be adequate remedy. Accordingly, the Company hereby consent to the issuance of injunctive relief to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and provisions of this Agreement and the Other Transaction Documents.

        12.12. Waivers.  No waiver of a breach or default hereunder shall be
               -------
               considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

        12.13. No Lender Affiliate Liability.  Each of the following is herein
               -----------------------------
               referred to as a "Lender Affiliate": (a) any direct or indirect holder of any equity interests or securities of the Lender (whether such holder is a limited or general partner, member, stockholder or otherwise), (b) any Affiliate of the Lender, or (c) any director, officer, employee, representative or agent of (i) Lender, (ii) any Affiliate of Lender, or (iii) any such holder of equity interests or securities referred to in clause (a) above. No :Lender Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or any of the Other Transaction Documents or the transactions contemplated hereby or thereby (whether or not such Lender Affiliate has called or received capital for contribution to Buyer), and the Company hereby waive and release all claims related to any such liability or obligation.

                           [signature page follows]

     IN WITNESS WHEREOF, the Company and the Lender have caused this Agreement to be duly executed by their respective authorized officers or representatives, as of the date first above written.

                              COMPANY:

                              HAWKER PACIFIC AEROSPACE


                              By:     /s/  David L. Lokken

                              Name    David L. Lokken

                              Title:  CEO



                              LENDER:

                              LUFTHANSA TECHNIK AG

                              By:     /s/  Bernhard Langlotz

                              Name:   Bernhard Langlotz

                              Title:  General Counsel


                              By:     /s/  James C. Stoecker

                              Name:   James C. Stoecker

                              Title:  General Manager

                                    Annex I


                                  Definitions

"Action or Proceeding" means any action, suit, claim, arbitration, proceeding or Government Entity investigation or audit.

"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. For the purposes of this definition, a Person shall be deemed to control another Person if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.

"Agreement" means this Loan Agreement.
 ---------

"Amendment to Management Incentive Program Agreement" shall mean the amendment
 ---------------------------------------------------
to Management Incentive Program Agreement by and between the Company and each of the following respectively: Larry Kameen, Mary Hanley, Brian Carr, Brad Mulvihill, and David Clark.

"Applicable Laws" means all laws, statutes, rules, regulations, ordinances and
 ---------------
other pronouncements having the effect of law in the United States of America, Germany, or any state, province, county, municipality or other political subdivision thereof, including without limitation all governmental permits, licenses, franchises and authorizations required for any Person to conduct its respective business as currently conducted.

"Balance Sheet Date" shall have the meaning given it in Section 4.8.
-------------------

"Books and Records" means all titles, documents, instruments, papers, books and
 -----------------
records relating to the business and operations of a Person, including financial statements, tax returns and related workpapers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates, and books, stock transfer ledgers, contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

"Business" shall mean the Company and the businesses and operations of the
 --------
Company.

"Business Day" means a day other than (i) Saturday, (ii) Sunday, or (iii) any
 ------------
day on which banks located in New York, New York or Hamburg, Germany are generally closed.

"Change of Control" means the (i) sale, conveyance or other disposition of all
 -----------------
or substantially all of the Company's property or business, or merger into or consolidation with any other corporation (other than a wholly-owned subsidiary), or any transaction or series of related transactions in which at least 50% of the voting power of the Company or 50% of the Company's assets are disposed of or (ii) Lender holds fewer than 3 seats (or 40% of) on the Board of Directors of the Company.

"Class I" shall mean the first class of directors to be established pursuant to
 -------
Article IV of the Articles of Incorporation of the Company.

"Class II" shall mean the second class of directors to established pursuant to
 --------
Article IV of the Articles of Incorporation of the Company.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.
 ----

"Company" has the meaning given it in the introductory statements of this
 -------
Agreement.

"Common Stock" shall mean the common stock of the Company, par value $0.01 per
 ------------
share.

"Contract" means any contract, agreement, understanding or commitment.
 --------

"Deephaven Purchase Agreement" means that certain purchase agreement by and
 ----------------------------
between Lender and Deephaven Private Placement Trading Ltd ("Deephaven") for the purchase of all of preferred stock beneficially owned by Deephaven.

"Default" means any event or condition which constitutes an Event of Default or
 -------
which upon notice, lapse of time or both would, unless cured or waived become an Event of Default.

"Disclosing Party" shall have the meaning given it in Section 5.18.4.
 ----------------

"Dispute" shall have the meaning given it in Section 9.
 -------

"Effective Date" shall mean the date of this Agreement written in the
 --------------
introductory paragraph.

"Environmental Law" shall mean any federal, state, or local law or regulation
 -----------------
and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment (including without limitation air, surface water, ground water, land surface and subsurface strata), health, safety or natural resources, including without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release, threatened release, discharge, investigation and cleanup of Hazardous Materials, or which imposes requirements relating to Hazardous Materials in connection with a transfer of stock or assets.

"ERISA Affiliate" means any trade or business (whether or not incorporated)
 ---------------
that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of
 -----------
ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Event of Default" shall mean those events set forth in Article 7.
 ----------------

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
 ------------

"Financial Statements" shall have the meaning given it in Section 4.6.
 --------------------

"GAAP" shall mean the generally accepted accounting principles of the United
 ----
States consistently applied.

"Government Entity" means any court or tribunal or administrative, governmental
 -----------------
or regulatory body, agency, commission, division, department, public body or other authority.

"Guarantee" of or by the Company or any Subsidiary (the "guarantor") means any
 ---------                                               ---------
obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or
                   ---------------
indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment
of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include
                            --------
endorsements for collection or deposit in the ordinary course of business.

"Hazardous Materials" shall mean (a) petroleum and petroleum products, by-
 -------------------
products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law.

"Heller Refinancing"  shall mean the refinancing of the indebtedness owed to
 ------------------
Heller Financial, Inc. pursuant to the Junior Participation Agreement between Heller Financial, Inc. and Lender.

"Indebtedness" means, with respect to any Person, all obligations of such Person
 ------------
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under lease agreements, including sale-lease back agreements, that are required to be capitalized under GAAP consistently applied, (v) with respect to Taxes relating to any period other than the current fiscal year of such Person ("Prior Period") (or to transactions effected in any such Prior Period),
  ------------
including Taxes that are deemed to be owing by such Person as a result of any Government Entity claim, Action or Proceeding contesting the validity or amount of such Taxes, and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

"Indemnitee" shall have the meaning given it in Article 11.
 ----------

"Indemnification Agreement" shall mean that certain indemnification agreement by
 -------------------------
and among the Company and the Sellers (as that term is defined in the Purchase Agreement) with respect to the settlement of amounts owed to First Union Securities Inc.

"Knowledge" means, (i) with respect to any natural Person, the actual or
 ---------
constructive knowledge of such Person and (ii) with respect to any non-natural Person, that each member of the board of directors and senior management of such Person has or should have after reasonable inquiry.

"Liabilities" means all Indebtedness, obligations, and other liabilities of a
 -----------
Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

"Licenses" means all licenses, permits, certificates, approvals, registrations,
 --------
franchises and similar consents granted or issued by a Government Entity or any other Person.

"Lien" means any mortgage, security interest, pledge, hypothecation, assignment,
 ----
deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by applicable securities Laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement with the pertinent public or private registry.

"Losses" has the meaning given it in Article 11.
 ------

"Material Adverse Effect"  means, with respect to the Company, a material
 -----------------------
adverse effect on the business, prospects, assets, liabilities, revenues, costs and expenses, income before provision for income taxes, operations or condition, financial or otherwise, of the Company. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3)
 ------------------
of ERISA.

"NASD" means the National Association of Securities Dealers, Inc., or any other
 ----
self-regulatory organization that succeeds to the functions thereof.

"Net Capital" means total assets less total liabilities.
 -----------

"NYSE" means the New York Stock Exchange, Inc.
 ----

"Non-Disclosing Party" shall have the meaning given it in Section 18.4.
 --------------------

"Note" shall have the meaning given to it in Section 2.7.
 ----

"Order" means any writ, judgment, decree, injunction or similar order of any
 -----
Government Entity (in each case whether preliminary or final).

"Organizational Documents" means with respect to any Person, articles of
 ------------------------
incorporation, certificates of incorporation, by-laws, partnership agreement, operating agreement, articles of association, joint venture or other agreement, instrument or documents, individually or collectively, pursuant to which such Person is established or organized, and that govern the internal affairs of such Person or such documents as they may be amended from time to time.

"Other Transaction Documents" shall mean the Purchase Agreement, the Promissory
 ---------------------------
Note, the Warrant, the Shareholders Rights and Voting Agreement, and the Registration Rights Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in
 ----
ERISA and any successor entity performing similar functions.

"Parties" shall have the meaning given to it in the introductory statements of
 -------
this Agreement.

"Payment Deferment Agreement" shall mean that certain agreement by and between
 ---------------------------
the Company and the applicable senior manager with respect to deferment of change of control payments.

"Permitted Encumbrances" means:
 ----------------------

     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.5;

     (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.5

     (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

     (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien
--------
securing Indebtedness.

"Person" means and includes any individual, partnership, joint venture,
-------
corporation, trust, limited liability company, joint stock company, an unincorporated organization, a Government Entity or any political subdivision or agency thereof, or any other entity.

"Plan"  means any employee pension benefit plan (other than a Multiemployer
 ----
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Promissory Note" shall mean that promissory note issued by the Company in favor
 ---------------
of the Buyer in connection with this Agreement.

"Purchase Agreement"  shall have the meaning given to it in Section 2.7.
 ------------------

"Real Property" shall mean land, together with all Improvements located thereon,
 -------------
and all easements, rights-of-way, benefits, hereditaments, and appurtenances thereto and covenants and restrictions thereon, whether owned or leased by the Company.

"Registration Rights Agreement" shall mean that certain registration rights
 -----------------------------
agreement of even date herewith by and between the Company and Lender pursuant to which Lender is granted certain rights to register its shares of Common Stock of the Company upon the Lender's exercise of the Warrant.

"Representatives" shall mean as to any natural person, such person's financial
 ---------------
advisors, attorneys, accountants, agents and Affiliates, and, as to any entity, such entity's officers, directors, managers, partners, employees, financial advisors, attorneys, accountants, agents and Affiliates.

"Rights Agreement"  means that rights plan dated as of March 10, 1999, as filed
 ----------------
with the Securities and Exchange Commission (the "SEC") on March 23, 1999, as amended and filed with the SEC on April 7, 1999 and as amended on August 15, 2000.

"SEC Filings" shall have the meaning given it in Section 4.6.
 -----------

"Securities Act" shall have the meaning given it in Section 4.2.
 --------------

"Shareholders" shall mean the shareholders listed in the Shareholders Rights and
 ------------
Voting Agreement, namely: David Lokken, Brian Carr, Michael Riley and Dennis Biety.

"Shareholders Rights and Voting Agreement" shall have the meaning given it in
 ----------------------------------------
the recitals.

"Special Meeting" shall mean that special meeting of the shareholders of the
 ---------------
Company to be held within 120 days of the Effective Date.

"Subsidiary" means, with respect to Company (the "parent") at any date, any
 ----------                                       ------
corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity
(a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Tangible Net Worth" means, at any date of determination thereof, all amounts
 ------------------
that would, in accordance with GAAP, be included under shareholders' equity and preferred stock capital on the balance sheet of the Company, at such date, less all assets of the Company at such date that would be classified as intangible assets in accordance with GAAP, including without limitation, trade or service marks, franchises, trade names and goodwill.

"Taxes" means (a) any and all taxes, levies or other like assessments, charges
 -----
or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, add-on minimum, ad valorem, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, License, payroll, employment, severance, pay as you earn, withholding on amounts paid by or to the relevant party, social security and franchise or other governmental taxes or charges, imposed by the United States of America, or any state, province, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest

(punitive or otherwise), penalties or additions to tax related or attributable to such taxes; or (b) Liability for the payment of any amounts of the type described in (a) as a result of any obligation to indemnify any other Person.

"Tax Return" means any report, return, statement or other written information
 ----------
required to be supplied to a taxing authority in connection with Taxes.

"Terms" shall have the meaning given it in Section 5.18.1.
 -----

"USD LIBOR"  means the rate per annum as calculated and published by the
 ---------
information vendor for the time being designated by the British Banker's Association as the British banker's Association interest settlement rate for USD for the relevant interest period or the nearest equivalent thereto (presently appearing on Telerate pages 3740 and 3750) at or about 11:00 am (London time).

"Warrant" shall have the meaning given to it in Section 3.1 hereof.
 -------

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a
 --------------------
complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                                   Exhibit A

                                    FORM OF
                                PROMISSORY NOTE
                                ---------------

[$9,300,000]                                               [September 20, 2000]

     Hawker Pacific Aerospace, a corporation organized under the laws of the State of California and having its principal place of business at 11240 Sherman Way, Sun Valley, California, 91352, (the "Company"), for value received, promises to pay to Lufthansa Technik AG having its principal place of business at Weg beim Jager 193D-22335 Hamburg, GERMANY or its assigns, in lawful money of the United States, the principal sum of [NINE MILLION THREE HUNDRED THOUSAND DOLLARS ($9,300,000)] and to pay interest on the unpaid principal balance thereof at the rate set forth below, such principal and interest to be paid in immediately available funds in U.S. Dollars within the term set forth below in accordance with the Loan Agreement of even date herewith between the Company and the Lender (the "Loan Agreement"). Capitalized terms used, but not otherwise defined, herein shall have the respective meanings ascribed to such terms in the Loan Agreement.

     The Company shall pay principal and interest at terms and the rates for the corresponding periods as set forth below:

     (a) On or before June 30 and December 31 in each calendar year during the term of the Loan, the Company shall pay an amount of interest accruing to such date at the rate provided herein on the outstanding principal balance under the Loan. The first interest payment shall be due on September 19, 2001. The annual interest rate shall be equal to the higher of (a) 10% per annum or (b) 5% per annum plus USD LIBOR as published on the Effective Date which shall be applicable for the first six months and USD LIBOR as published each six month anniversary thereafter for each subsequent six month period, to the extent permitted by Applicable Law; provided, however, the interest rate shall in no event exceed 11%.

     (b) The principal amount of the Loan shall be paid as follows: (a) on the first anniversary of Effective Date, the Company shall make a payment to Lender in the amount of $2,325,000 which represents 25% of the principal; (b) on the second anniversary of the Effective Date, the Company shall make a payment to Lender in the amount of $2,325,000 which represents 25% of the principal.

     (c) On the third anniversary of the Effective Date, the Loan shall mature and $4,650,000 (which represents the remaining 50% of the principal) together with any accrued but unpaid interest hereunder, shall be due and payable in full by the Company.

     Subject to Section 2.10 and Section 2.14 of the Loan with respect to exercise of the Warrants, all payments shall be made to the Lender in immediately available funds to Lender's account no. 40652003 with CITIBANK, New York, swift code: citi us 33/ABA 021000089 or to such other account notified to the Company not later than 7 days prior to the respective obligation falling due. Subject to Section (a) above, interest shall be calculated on a basis of the actual number of days elapsed and a 360 day year.

     All amounts payable by the Company under this Agreement shall be paid in full without set-off or counterclaim or right of retention or other restrictions and free and clear of and save to the extent required by law, without any deduction or withholding for or on account of any taxes or charges or otherwise.

     If payments are not made on their due date, additional 1% per annum (one percent per annum), calculated from the due date to the actual date of payment, shall be due and payable to the Lender, to the extent permitted by Applicable Law.

     This Note may be prepaid at any time in whole or in part, and from time to time, without penalty or premium.

     This Note shall be subject to all terms and conditions of the Loan Agreement between the parties, which Agreement is incorporated herein by reference and made a part hereof.

     This Note shall be governed by and construed and enforced in accordance with the laws of the State of California.

     The indebtedness evidenced hereby and all liens securing such indebtedness are subordinated in the manner and to the extent set forth in that certain Subordination Agreement (the "Subordination Agreement") dated as of September 20, 2000 among Lufthansa Technik AG, Hawker Pacific Aerospace, and Heller Financial, Inc., to the Senior Debt (as defined in such Subordination Agreement), and each lender hereunder, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as an instrument under seal by its duly authorized officer on the day and year first above written.


                                      HAWKER PACIFIC AEROSPACE

                                      By: ______________________________________

                                      Name: ____________________________________

                                      Title: ___________________________________

                                   EXHIBIT B


                                Form of Warrant



                                 See Attached

                                 See Attached

                                 SCHEDULE 4.2


                                Capitalization


Royce & Associates, Inc.      395,100 shares             6.8%

Dimensional Fund Investors    367,200 shares             6.3%


Senior management
-----------------
David Lokken                  138,930 shares             72,105 options

Brian Carr                     28,706 shares             14,420 options

Michael Riley                  28,706 shares             14,420 options

Dennis Biety                                             28,841 options

Philip Panzera                                           43,261 options


Directors
---------

Mellon Baird                    2,000 shares

Joel McIntyre                   2,000 shares

Daniel Toomey                   2,000 shares

                                 SCHEDULE 4.3


                                 Subsidiaries


Hawker Pacific Aerospace, Ltd.

Unit 3 Dawley Park

Kestrel Way

Hayes, Middlesex UB3 1HP

                                 SCHEDULE 4.4


                                   Consents


The following contracts have a right of termination upon Change of Control:

Customer contracts
------------------

American Airlines landing gear exchange and overhaul contract dated September 9, 1997

British Airways landing gear overhaul services agreement dated February 4, 1998

Federal Express bailment and services agreement dated September 1, 1997

Leases
------

Industrial Centers Corp. lease agreements dated September 1, 1994

Loan and Security agreements
----------------------------

Heller Financial loan agreement dated December 22, 1998

Vendor
------

Messier

The following contracts automatically terminate upon Change of Control:

Insurance
---------

American International Companies - Directors, Officers and Corporate Liability
 Policy dated January 29, 1998

Reliance Insurance Company of Illinois - Employment Practices Liability Policy dated January 29, 2000

                                 SCHEDULE 4.5


                                  Litigation


On October 1, 1999 the Company entered into an agreement with First Union Securities, Inc. to provide the Company with professional services. Final payments under this agreement are in dispute and have the potential for future litigation or arbitration.

                                 SCHEDULE 4.6


                                  Liabilities


On October 1, 1999 the Company entered into an agreement with First Union Securities, Inc. to provide the Company with professional services. Final payments under this agreement are in dispute and have the potential for future litigation or arbitration.

                                 SCHEDULE 4.8


                                Certain Changes



4.8.5  Deferred Payment Agreements.  The Company and four of its officers (David
       ----------------------------
Lokken, Phil Panzera, Dennis Biety and Michael Riley) will execute Deferred Payment Agreements on September 1, 2000 to defer change of control payments pursuant to such officers' respective employment agreements, as amended.

4.8.5. UIC Termination Fee.  In August 2000 the Board of Directors of the
       -------------------
Company authorized a $150,000 termination fee to Unique Investment Corporation in connection with the termination of management services performed by UIC for the Company.

4.8.6  Dividends.  The Company continues to accrue cumulative dividends on its
       ---------
Series C preferred stock.

4.8.8  Cash Shortage.  The Company's results of operations have been adversely
       -------------
affected during the last several months as heavy capital expenditure requirements for the UK facility have decreased the level of working capital available.

4.8.8  Senior Lender Charges.  The Company's senior lender, Heller Financial
       ---------------------
Inc., has charged the Company material fees in accordance with Amendment 4 of the Loan Agreement between Heller and the Company, dated April 5, 2000.

                                 SCHEDULE 4.13


                             Employment Agreements



Dennis Biety:

     Employment Agreement dated September 9, 1998, as amended. Management Incentive Program Agreement dated February 4, 2000, as amended. Change of Control payment: $368,178.

Philip Panzera:

     Employment Agreement dated October 1, 1998, as amended. Management Incentive Program Agreement dated February 4, 2000, as amended. Change of Control payment: $202.537.

Michael Riley:

     Employment Agreement dated November 11, 1996, as amended. Management Incentive Program Agreement dated February 4, 2000, as amended. Change of Control payment: $145,918.

Brian Carr:

     Employment Agreement dated November 1, 1996, as amended. Management Incentive Program Agreement dated February 4, 2000, as amended. Change of Control payment: $177,537.

David Lokken:

     Employment Agreement dated November 1, 1996, as amended. Management Incentive Program Agreement dated February 4, 2000, as amended. Change of Control payment: $344,877.

                                 SCHEDULE 4.15


                                 Environmental


None.